EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of SOBR Safe, Inc. on Forms S-1 (Nos. 333-282799 and 333-281773) and Form S-8 (No. 333-272940), of our report dated April 15, 2025, relating to our audit of the financial statements, which appears in this Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ Haynie & Company

Haynie & Company

Salt Lake City, Utah

April 15, 2025